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                                                                  Exhibit 3.1(a)
                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              CYTEC INDUSTRIES INC.


Cytec Industries Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law,

DOES HEREBY CERTIFY:

FIRST: The following amendment was approved by the board of directors of the Corporation at a meeting duly held, and thereafter submitted for approval to the Corporation's stockholders and duly adopted by the affirmative vote of stockholders of the Corporation holding a majority of the outstanding shares of each class of stock entitled to vote thereon, all in accordance with Section 242 and the other applicable provisions of the Delaware General Corporation Law:

         The first paragraph of Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

"FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 170 million, consisting of 150 million shares of common stock, par value $0.01 per share (the "Common Stock"), and 20 million shares of preferred stock, par value $0.01 per share (the "Preferred Stock")."

IN WITNESS WHEREOF, this Corporation has caused this certificate to be duly executed by an authorized officer thereof, this 13th day of May, 1997.

                                            CYTEC INDUSTRIES INC.



                                            By:/s/ E.  F.  Jackman
                                               -----------------------------

                                                   Edward F. Jackman

                                                   Vice President